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Exhibit 10.14

AMENDMENT NO. 1 TO LEASE

        THIS AMENDMENT NO. 1 TO LEASE ("Amendment") is made as of October 5, 2001 (the "Effective Date"), between WJT, LLC, a California limited liability company ("Landlord"), and POLYCOM, INC., a Delaware corporation.

        THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

        Landlord and Tenant are now parties to that certain Office Lease executed by Tenant on February 19, 2001 (the "Lease") for the use of approximately fifty thousand three hundred seventy-five (50,375) net rentable square feet of space in Landlord's building located at 4750 Willow Road in Pleasanton, California. A full and complete copy of the Lease is attached hereto as Exhibit A.

        A.    The parties hereto desire to modify the Lease as hereinafter provided. Capitalized terms used herein shall have the same meaning given them in the Lease unless defined herein.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

        1.    Term Commencement Date.

          a.    Definition in Basic Lease Information.    The definitions of the "Term Commencement Date" described in the Basic Lease Information for the Lease is hereby deleted in its entirety. Instead, the Term Commencement Date shall be May 15, 2002, regardless of whether the Tenant Improvements are Substantially Complete on May 15, 2002; provided that in no event shall the Term Commencement Date occur unless and until the Base Building (as defined below) has been completed in accordance with the Base Building Plans.

          b.    Possession and Lease Commencement.    Section 2 of the Lease is hereby deleted in its entirety and replaced with the following:

              2.    Construction of Improvements. The Premises shall be constructed substantially in accordance with plans and specifications (the "Plans and Specifications") and the Work Letter attached hereto as Exhibit B and made a part hereof. Tenant shall prepare said Plans and Specifications which shall be approved by Landlord and Tenant prior to commencement of construction in accordance with the Work Letter. The term commencement date ("Term Commencement Date") shall be May 15, 2002. If, for any reason, Landlord cannot deliver possession of the Premises to Tenant on the Term Commencement Date, Landlord shall not be subject to any liability therefor, Landlord be in default hereunder, and the obligation of Tenant to pay the Rent due under the Lease shall nonetheless commence on the Term Commencement Date. Notwithstanding the foregoing, if the Premises are not Substantially Complete by February 1, 2003, then Tenant, as Tenant's sole and exclusive remedy, may terminate this Lease upon written notice thereof to Landlord received prior to February 28, 2003 (or any earlier date on which the Premises are Substantially Complete). If Tenant shall have failed to deliver such termination notice prior to February 28, 2003, then Tenant shall be deemed to have waived Tenant's right to terminate this Lease pursuant to this Section 2. If Tenant shall properly terminate this Lease pursuant to this Section 2, then the Security Deposit prepaid to Landlord shall be promptly returned to Tenant, but the Base Rent paid by Tenant to Landlord from the Term Commencement Date until the date on which such termination becomes effective shall nonetheless remain the property of Landlord. Tenant further acknowledges that no representations as to the condition or repair of the Premises nor promises to alter, remodel or improve the Premises have been made by Landlord unless such are expressly set forth in this Lease.

          c.    Term.    Section 3.A. of the Lease is hereby deleted in its entirety and replaced with the following:

              3.    Commencement Date. The Term of this Lease shall commence on the Term Commencement Date and continue in full force and effect for One Hundred Twenty (120) months thereafter or until this Lease is terminated as otherwise provided herein. The Base Rent shall be subject to yearly increases pursuant to Paragraph 6.C. hereof. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Term in addition to the remainder of the calendar month following the Term Commencement Date. Notwithstanding anything to the contrary in this Lease, Landlord warrants and represents that, as of the Term Commencement Date, to the best of Landlord's knowledge, the Building Shell (as defined in the Work Letter) will comply with all applicable provisions of the law commonly known as Title III of the Americans With Disabilities Act, as promulgated as of the Term Commencement Date. Landlord shall, promptly after receipt of notice from Tenant, remedy any non-compliance with such warranty at Landlord's sole cost and expense.

        2.    Basic Operating Cost.    Delete the introductory paragraph to Section 7 of the Lease in its entirety and replace with the following:

              (7)    In addition to the Base Rent required to be paid hereunder, Tenant shall pay, as Additional Rent, Tenant's Proportionate Share of the Basic Operating Building Costs during any Expense Year, or fraction thereof falling during the term of the Lease, in the Manner set forth below (such amount hereinafter referred to as "Tenant's Proportionate Share of Basic Operating Building Cost").

        3.    Definition of Base Building.    Notwithstanding anything to the contrary in Section 1 of the Tenant Work Letter attached to the Lease as Exhibit B, the Base Building to be delivered by Landlord to Tenant shall be as described in the base building plans designated as Plan Check Bulletin No. 4 dated June 15, 2001, including 5 Civil Revisions, as prepared by Hoover Associates (Project Number 1863.00) (the "Base Building Plans"). Except for (a) the Base Building (including an amount not to exceed $300,000 for changes required by Tenant as set forth in the Base Building Plans, with such amount to be paid from Tenant's Improvement Allowance), (b) funding of the Tenant Improvement Allowance, (c) schedule extension charges in the amount of $46,000 assessed against Landlord by its contractor as of the date of this Amendment and (d) any other expense for which Landlord is responsible under the Lease, Landlord shall not be required to incur any other expense in connection with the construction of the Base Building), Premises or the Tenant Improvements therein.

        4.    Time Deadlines.    The Time Deadlines for approval of the items described in the Tenant Work Letter are as described in Schedule 1 attached hereto.

        5.    Construction Drawings.    The first sentence of Section 3.C. of the Work Letter is hereby deleted in its entirety and replaced with the following:

      "Upon the approval of the Final Space Plan by Landlord, but in no event later than November 1, 2001, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval."

        6.    Construction of Tenant Improvements.    Section 4.A. of the Work Letter is hereby deleted in its entirety and replaced with the following:

      "A.    Contractor; Cost Proposal. Landlord and Tenant agree that Devcon Construction Company (the "Contractor") shall build the Tenant Improvements. As part of the construction process, Tenant has approved the cost proposal associated with the proposal (the "Cost Proposal") submitted by Contractor and attached hereto as Schedule 2. Upon execution of this Amendment, Landlord shall be released by Tenant to independently retain Contractor to commence construction of the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal.

        7.    Tenant Delays.    Section 5.D.8 of the Work Letter is hereby deleted in its entirety and replaced with the following:

              (8)    Any other acts or omissions of Tenant, or its agents, or employees of which Tenant is given written notice and does not cure within three (3) business days of receipt of such notice (in the case of the first such notice, and within one (1) business day of receipt of such notice in the case of all subsequent notices) then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the Term Commencement Date shall be deemed to be May 15, 2002. In addition, Tenant shall be responsible for any additional expenses reasonably incurred by Landlord in the building of the Base Building as a direct result of such a Tenant Delay.

        8.    Full Force and Effect.    Landlord and Tenant agree that, except as expressly provided for herein, the Lease shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment with duplicate counterparts as of the day and year first above written.

"Landlord"
WJT, LLC, a California limited liability company
By:	/s/ JAMES TONG
Name:	James Tong
Title:	Managing Member
"Tenant"
POLYCOM, INC., a Delaware corporation
By:	/s/ MICHAEL R. KOUREY
Name:	Michael R. Kourey
Title:	CFO
By:

Name:

Title:

EXHIBIT A

LEASE

        [Previously filed as Exhibit 10.15 to the Registrant's Annual Report on 10-K filed with the Securities and Exchange Commission on March 12, 2001]

SCHEDULE 1

TIME DEADLINES

Event	Deadline
Tenant's Delivery to Landlord of a Final Space Plan for Tenant Improvements	August 1, 2001
Tenant's Delivery to Landlord of Final Working Drawings for Tenant Improvements	November 1, 2001
Tenant Representatives:	Michael Kourey, Thomas Perkins, Gloria Spanier
Landlord Representatives:	James Tong, David Schneider

SCHEDULE 2

POLYCOM

Total Square Footage        50,297

TI Cost Budget

8/13/01

Item	Description	Turner Construction	P D Larson Co.	San Jose Const.Co.	Devcon Const.Inc.	Whiting-Turner

	Total	$2,401,182.00	$1,596,545.00		$1,650,071.00	$1,772,815.00
	Cost per SF	$47.74	$31.74		$32.81	$35.24

Fee: As percentage of cost include profit and overhead		3.00%	6.00%	2.50%	2.50%	2.90%
Fee: As percentage of cost for add and deduct Change Order		2.75%/0%	11.00%	2.50%	2.50%	7%/0%
General Conditions, lump sum for project duration		$71,500.00	$48,000.00	$29,115.00	$49,476.00	$45,500.00

	Schedule—Calendar Days	12 WEEKS	10 WEEKS	9 WEEKS	12.5 WEEKS	13 WEEKS

Union Affiliation		YES	NO	YES	YES	YES
Bonding Capacity		250M	N/A	25M ?	250M	300M
Exclude:	Builders Risk Insurance	Excluded
	Bonding	Excluded

	Ending Date (C/O)	2-May-02	12-Apr-02	9-Apr-02	29-Mar-02	15-Feb-02

[DEVCON CONSTRUCTION LETTERHEAD]

MEMORANDUM

DATE:	October 1, 2001
TO:	Dave Schneider-Charter Properties Fax 925/485-6799
FROM:	Gary Filizetti
SUBJECT:	POLYCOM
Please find enclosed our proposal for the Polycom project in San Jose. Should you have any questions, please do not hesitate to contact me.

1.	Fee:	As a percentage of cost, include profit & overhead.	2.5%
	Fee:	As a percentage of cost, for additive, and deductive change orders	2.5%
		General Conditions lump sum for project duration.	$49,476

Include, but not necessarily limit to, the following:
Project Manager
Supervision
Contractors Office
Telephone/Fax
Temporary Toilets
Pick Up Truck
Miscellaneous Equipment and Tools
Safety/First Aid
Contractors Insurance
		Liability Insurance is included

PROJECT APPROACH FOR POLYCOM

1.	The following is our approach to managing the Polycom project.
DESIGN PHASE:
	A.	Design Meetings:

Devcon will participate in weekly, or as needed, design/review meetings with the "team" of Polycom and Hoover Associates. Our experience and input will be a valuable asset in guiding the design from conceptual through the working drawings stage.
	B.	On-Site and Off-Site Evaluation:

Devcon will provide an evaluation of the existing on-site and off-site utilities and the proposed project layout. Our experience as a developer will also provide additional perspective to this evaluation.
	C.	Budget Estimate:

Devcon will provide at least four (4) detailed budget estimates for this project. We have included the first budget within Section IX of this proposal. The second budget will be at the 25% drawing stage, the third will be at 40% and the fourth will be at 80% drawing stage. Our estimates will include not only construction items, but will also include Planning Department fees, Plan Check fees and Building Permit fees required by the City. Devcon will secure these permits.
Devcon takes pride in our ability to provide accurate preliminary estimates and to keep track of our estimate through project completion, utilizing our estimating software.
	D.	Cost Avoidance:

During the Design Phase and at each of the four budget stages, Devcon will propose cost avoidance ideas from both our in-house services and various subcontractors. These cost avoidance ideas will be reviewed with the team to determine their dollar and/or time benefit to the project. Any and all cost savings on this project will be reflected 100% on the final contract.
	E.	Material Selection, Details and Construction Systems:

In conjunction with our value engineering efforts, Devcon will assist the project team by providing cost or schedule impact analysis to aid in the selection of materials. We will also help with developing details and construction systems that are project efficient.
	F.	Schedule:

Devcon has developed a design/construction schedule. This schedule was developed utilizing the Microsoft Project computerized scheduling system. As necessary during the design and estimating process, Devcon will review and update the design/construction schedule. (Refer to Section VI—Preliminary Construction Schedule.)
We can also develop a cash flow forecast which we can relate to our construction schedule once we have established a guaranteed maximum price.
During the schedule review, Devcon will identify and price out any items presenting lead time constraints for pre-construction release.

PURCHASING PHASE:
A.	Selection of Mechanical/Electrical/Plumbing & Fire Protection Subcontractors:

The timely selection of mechanical, electrical, plumbing and fire sprinkler subcontractors is critical in order to provide appropriate design input to control costs and schedules. From plans and specifications, each of the subcontractors will be requested to prepare a competitive written proposal for his scope of work. After receiving the request for proposal from at least two (2) subcontractors, each subcontractor will give an oral presentation of his proposal at an interview to be held jointly with the team. After the interviewing process has been completed, Devcon will make recommendations as to which subcontractors should be selected for this project.
B.	Pre-Purchase of Long-Lead Items:

Devcon will work with your design consultant to identify and specify long-lead items. If appropriate, Devcon will solicit bids from the long-lead equipment suppliers and with the purchasing department to pre-order the equipment. We will then assign it to the low bid subcontractor.
C.	Final Estimate and Bidding:
1.
Upon completion of the drawings issued for bid, Devcon will jointly develop a subcontractor bid list with the team for all trades and prepare instructions to bidders for each bid package (Refer to Section III—Sample Instructions to Bidders). We will then distribute drawings and competitively bid these items. Where appropriate, Devcon will give consideration to minority owned and small business subcontractors.
2.
Devcon will present sealed bids for opening jointly with the team. After opening the bids, Devcon will conduct a thorough bid analysis and make recommendations as to which subcontractors should be used for the project.
3.
In our bid analysis, Devcon utilizes a matrix format to evaluate bids. Most important is to verify bid scope to ensure an "apples to apples" comparison. As part of our bid evaluation, we meet with bidders to clarify scope of work and confirm their ability to meet schedule. (Refer to Section III—Bid Analysis Form.).
4.
In today's market, with many subcontractors having heavy workloads and financial problems, it is especially important to pre-qualify subcontractors. Listed below are some of the criteria we use to pre-qualify and select subcontractors:
Pre-Qualification
		1.	Check financial standing through bank and credit references.
		2.	Past experience and performance.
		3.	Check work and trade references for similar project experience.
Selection
		1.	Price and scope of work.
		2.	Ability to meet schedule.
		3.	Past performance.
		4.	Working relationship.
		5.	Attitude toward change orders.

D.	Purchasing Procedures:

Prior to any award, Devcon will meet with each subcontractor to confirm scope of work and schedule. Each award includes a strong commitment by the subcontractor to meet critical milestones on the schedule.

Devcon will provide alternative bids for major cost items for Polycom's review and approval. Additionally, we will establish a unit price list for tenant improvement items and potential change orders and will publish the list prior to commencement of construction.
E.	Contract:

Once the subcontractors are selected and the subcontracts are negotiated, Devcon will enter into a standard A.I.A. contract document. This contract will reflect all credits for all acceptable value engineering ideas.
CONSTRUCTION PHASE:
A.	Construction Meetings:

Devcon's Project Manager will conduct weekly on-site construction meetings with the team. To keep communications flowing between all team members, Devcon will, if requested, assume responsibility for preparing and distributing meeting minutes. (Refer to Section III—Meeting Minutes.)
B.	Construction Staffing:

Devcon will provide full time supervision for all work performed by the general contractor and subcontractors. The Superintendent will hold weekly subcontractor meetings to ensure there is good communication among the trades and a common understanding of the project's priorities and quality level.
The Superintendent records daily project activities using the Project Daily Log. This report is not only a valuable communication tool but it also serves as a permanent project record.
C.	Detailed Construction Scheduling:

Devcon utilizes Microsoft Project for scheduling. We have submited a preliminary schedule for your review, which shows the capabilities of our scheduling system. This schedule can be refined as more details are established.
Before starting actual construction, Devcon will meet with each subcontractor to confirm crew sizes and activity duration's. This information will be used to update the master schedule.
D.	Short Interval Schedule:

Each week, Devcon's Superintendent will prepare a short interval schedule using Microsoft Project, which is detailed by weekly intervals and is used to monitor and update the master Microsoft Project schedule. This short interval schedule is reviewed in the Superintendent's weekly Subcontractor meeting. It is used as a tool by the Superintendent to commit subcontractors to complete their work on schedule. The short interval schedule is also reviewed in the weekly project meetings and related to the master schedule. (Refer to Section III—Microsoft Short Interval Schedule.)

E.	Submittal Schedule:

Devcon also prepares a separate schedule for tracking submittals that is tied into the master schedule. This schedule will be reviewed with Hoover Associates to coordinate with their manpower allocations during the construction phase of the project. This schedule is also reviewed and updated on a weekly basis. Devcon utilizes a submittal log and submittal form to track submittals through the approval process. (Refer to Section III—Submittal Log and Submittal Form.)
F.	Insurance & Safety:
Prior to starting work in the field, Subcontractors must submit Insurance Certificates to Devcon certifying proper coverage.

Devcon's Safety Officer will visit the jobsite a minimum of twice weekly to ensure that the site is clean and safe and complies with all applicable OSHA requirements. In addition to these visits, the Superintendent conducts weekly tailgate safety meetings with all field personnel. Devcon also conducts monthly safety meetings for all supervisory personnel.
G.	Problem Solving Techniques:

Devcon's basic philosophy on solving problems is to concentrate on the solution; not the problem. Utilizing all resources at our disposal, we will identify all possible solutions and evaluate any costs or schedule impacts. We make every effort to mitigate and resolve problems as soon as they occur. Our project managers and superintendents are taught not just to identify the problem but to be prepared to present solutions to problems.
H.	Progress Payments:
If requested, monthly progress payment requests will be submitted to WJT, LLC on A.I.A. Form G-702. Each request will include backup documentation as required.
I.	Change Orders:

Devcon will provide a detailed estimate showing quantities and unit prices against these quantities. Devcon maintains a fiduciary relationship with Owner and will, therefore, review all subcontractor change order requests and compare them to the unit price list to ensure the request is fair and accurately priced prior to presentation for Owner approval.

All Change Order Requests, including those initiated by the Owner and General Contractor will be made on Devcon's Change Proposal Request Form. Approved Change Proposal Requests can be converted into an A.I.A. Change Order on a monthly basis. Field change order requests will be handled utilizing our Field work Order Request Form and no work will proceed until authorized signatures have been obtained.
J.	Government Inspections:
Devcon's Project Superintendent will coordinate all government inspections. This includes scheduling inspectors and responding to any concerns or discrepancies noted by the inspector.
K.	Punch List:

Devcon's philosophy is to have a "Zero Punchlist" project. We ask all of our subcontractors and employees to make this commitment at the beginning of the project. Prior to conducting a punchlist with the Owner and Architect, Devcon prepares its own punchlist and will complete any deficiencies prior to the Owner/Architect Punchlist. We maintain tight quality control throughout the project and take immediate steps to correct any deficiencies. We demand excellence.

L.	Cost Control/Risk Management:

Devcon has an excellent reputation for controlling costs and completing projects within budget. Devcon's Project Manager reviews a detailed cost report which tracks labor man hours, materials and equipment costs against the budget on a weekly basis. A comprehensive Job Cost Report summary is prepared on a monthly basis. This form summarizes the current contract amount, change orders/adjustments to date and a forecast of projected costs to complete.
By providing timely feedback, our cost reporting system enables us to prevent major cost overruns by taking immediate steps in the field to correct a potential cost overrun situation.
M.	Quality Control:

At Devcon, quality control begins with our initial meeting with the subcontractor team. Since every project is made up of different team members, it is important that they understand quality of work required, schedule and scope of work before they move onto the project. Devcon's Project Manager and Superintendent interview each subcontractor before entering into a contract with him to insure they understand the importance of their part in the project. We also listen to subcontractors for better ways to integrate building systems and to insure that the architectural details are the most efficient for the project. We communicate our expectations, as well as those of the Owner and Architect, up front, and expect our subcontractors to meet or exceed those expectations.

Once the subcontractor moves onto the site, Devcon's Project Superintendent has primary responsibility for quality control. He conducts a thorough job walk at least twice each day and immediately notifies subcontractors of any concerns or deficiencies. The Superintendent also conducts a weekly meeting with subcontractors where he reiterates any quality concerns.
N.	Job Close Out:
Devcon will provide Polycom with a Building Final, Certificate of Occupancy, warranty letters, as-built drawings and equipment operation and maintenance manuals at the completion of the project.
2.	Work provided by Devcon work forces consists of structural concrete and rough carpentry. If requested, Devcon will competitively bid our work items.
The following is our list of all labor rates including labor burden.
	Carpenter Foreman	$54.53/hr.
	Carpenter Journeyman	$49.94/hr.
	Laborer	$38.98/hr.
3.	Suggested list of MEP subcontractors:
ELECTRICAL Frank Electric Cupertino Electric Redwood City Electric
FIRE SPRINKLERS Geo. M. Robinson Allgard Fire Golden Bear Fire Protection

H.V.A.C. ACCO Air Systems Critchfield Mechanical, Inc. Therma
PLUMBING KDS Therma Castro Plumbing
4.	Suggested list of major subcontractors:
GLASS AND GLAZING Walters & Wolf Glass Royal Glass Grand Prix Glass
METAL STUDS & DRYWALL Paquette Drywall California Drywall Bayside Interiors
ACOUSTICAL CEILINGS Advanced Interiors Barradan Performance Contracting
FLOORCOVERING R.E. Cuddie B.T. Mancini Preston Holmes
PAINTING Pyramid Painting A&B Painting C&O Painting

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  Exhibit 10.14
AMENDMENT NO. 1 TO LEASE
EXHIBIT A
LEASE
SCHEDULE 1
TIME DEADLINES
SCHEDULE 2
POLYCOM TI COST BUDGET
MEMORANDUM
PROJECT APPROACH FOR POLYCOM